SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 16, 2001
                                  ----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On January 16, 2001, General Motors Corporation's (GM) subsidiary Hughes Electronics Corporation (Hughes) issued a news release on Hughes' fourth quarter consolidated earnings. The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Annual Report on Form 10-K. The release is as follows:


                        HUGHES Reports 21-Percent Revenue
                          Growth In Fourth Quarter 2000

         A Record 1 Million Gross New U.S. Customers Purchase DIRECTV(R)
                           Systems During the Quarter

      El Segundo, Calif., January 16, 2001 -- HUGHES Electronics Corporation, the world's leading provider of digital television entertainment, satellite services and satellite-based private business networks, today reported fourth quarter 2000 revenues increased 21.3% to $2,059.0 million, compared with $1,698.0 million in the fourth quarter of 1999. EBITDA(1) for the quarter increased to $153.8 million and EBITDA margin(1) was 7.5%, compared to an EBITDA loss of $173.0 million in the fourth quarter of 1999.

      "Our growth continues to be driven by unprecedented demand for the DIRECTV service in both the United States and Latin America," said Michael T. Smith, HUGHES chairman and chief executive officer. "In fact, on a gross basis, more than 1 million new customers bought DIRECTV systems in the United States during the quarter--a clear indication that demand for DIRECTV continues to be strong."

      As a result of this continued strong demand, DIRECTV added a record 527,000 net subscribers in the United States in the quarter. In addition, DIRECTV ended the quarter with a unique backlog--supplementary to the company's normal pending accounts--of more than 110,000 customers who purchased DIRECTV systems and scheduled a professional installation. Installation capacity was impeded by the worst weather in years for many parts of the country and the record demand for multi-receiver DIRECTV systems, which require significantly more time for installation.

      "With the addition of over 3.4 million gross subscribers in 2000, DIRECTV achieved its strongest annual growth in history," Smith continued. "And this year, we will continue to fuel growth with new product introductions, including DIRECTV with UltimateTV, the DIRECTV/AOLTV receiver, DIRECTV BROADBAND Powered by DirecPC and a bundled DIRECTV/Telocity high-speed Internet DSL offering. We will be the only provider in the country to offer these combination television/Internet services, and we are confident they will resonate with consumers and add to our ability to retain customers."

      EBITDA for the quarter increased to $153.8 million and EBITDA margin was 7.5%, compared to an EBITDA loss of $173.0 million in the fourth quarter of 1999. The 1999 EBITDA loss included a one-time fourth quarter pre-tax charge of $272 million related to the discontinuation of certain narrowband wireless businesses at HUGHES Network Systems (HNS). Excluding the wireless charge, EBITDA increased 55.4% from $99.0 million in the fourth quarter of 1999. This increase was principally due to one-time favorable adjustments to corporate expenditures primarily related to pension and other employee costs, and higher EBITDA at DIRECTV U.S. generated principally from its larger subscriber base. These were partially offset by increased investments in new businesses such as Hughes Network Systems's DirecPC(R) business and PanAmSat's Net-36(TM) broadband Internet initiative.

      HUGHES had fourth quarter 2000 earnings(2) of $1,058.8 million, compared to a loss(2) of $226.7 million in the same period for 1999. The increase was primarily due to a one-time fourth quarter 2000 after-tax gain of $1,132.3 million related to the sale of HUGHES' satellite manufacturing businesses and the aforementioned increases in EBITDA. These were partially offset by increased depreciation and amortization expense resulting from the mid-1999 United States Satellite Broadcasting (USSB) and Primestar transactions, and the expanded PanAmSat satellite fleet, as well as lower equity losses related to the discontinuation of the DIRECTV Japan business.

                         Full-Year 2000 Financial review

      Year-end 2000 revenues increased 31.1% to $7,287.6 million, compared to $5,560.3 million in 1999. This increase was primarily due to continued record subscriber growth at DIRECTV in the United States and Latin America, additional revenues resulting from the USSB and Primestar transactions, and higher outright sales and sales-type leases of transponders at PanAmSat.

      EBITDA for the year more than doubled to $594.0 million and EBITDA margin was 8.2%, compared to EBITDA of $264.4 million and EBITDA margin of 4.8% in 1999. The increase in EBITDA was primarily attributable to the 1999 wireless charge. Excluding the charge, EBITDA increased 10.7% from $536.4 million in 1999. This increase was primarily due to lower corporate expenses primarily related to pension and other employee costs, and higher outright sales and sales-type leases of transponders at PanAmSat. These were partially offset by increased investments in DirecPC and Spaceway(TM), and higher marketing expenses associated with the record subscriber growth at DIRECTV Latin America.

      Earnings(2) for 2000 totaled $829.9 million, compared to a loss(2) of $270.3 million in 1999. The increase was primarily due to the $1,132.3 million after-tax gain resulting from the sale of HUGHES' satellite manufacturing businesses and the previously discussed increase in EBITDA. These gains were partially offset by increased depreciation and amortization resulting from the mid-1999 USSB and Primestar transactions and the expanded PanAmSat satellite fleet, and higher net interest expense. Additionally, in the first quarter of 2000, Hughes booked a one-time pre-tax charge of $171 million (reported in "Other, net") related to its agreement with SkyPerfecTV! and the discontinuation of the DIRECTV Japan business. The after-tax impact of this charge was a loss of $13 million, which includes the tax benefits associated with the write-off of Hughes' historical investments in DIRECTV Japan.

                            Segment Financial Review
                               Fourth Quarter 2000

                            Direct-To-Home Broadcast

      Fourth quarter revenues for the segment increased 25.3% to $1,520.5 million from $1,213.6 million in the fourth quarter of 1999. The segment had EBITDA of $16.4 million compared with negative EBITDA of $23.6 million in the fourth quarter of 1999.

      United States: DIRECTV reported that quarterly revenues grew 23% to $1,351 million, compared with revenues of $1,100 million in the fourth quarter of 1999. The increase was principally due to the continued strong subscriber growth.

      DIRECTV added a record 527,000 net subscribers to its DIRECTV service in the quarter versus 515,000 net subscribers added in the fourth quarter of 1999. In the fourth quarter 2000, DIRECTV also had a backlog of more than 110,000 additional customers who purchased DIRECTV equipment and scheduled a professional installation through the DIRECTV Home Services Network. This backlog was in addition to DIRECTV's normal pending accounts. The unusually large backlog resulted from severe winter storms in many parts of the country and the particularly strong demand for DIRECTV systems with two or more set-top boxes, which require significantly more time for installation.

      For the full-year, DIRECTV had its best year ever with 1,834,000 net high-power subscriber additions in 2000, a 14% improvement over the 1,606,000 net subscribers added in 1999. As of December 31, 2000, DIRECTV had a total of
9.5 million subscribers in the United States.

      EBITDA for the fourth quarter of 2000 more than doubled to $59 million, compared to EBITDA of $27 million in the previous year's fourth quarter. This improvement resulted from the higher EBITDA attained from the larger subscriber base, which more than offset the higher marketing costs associated with the record subscriber growth in the quarter.

      Latin America: DIRECTV Latin America generated $169 million in revenues for the quarter, up 66% over the $102 million reported in the fourth quarter of 1999. This increase was due to continued strong subscriber growth.

      DIRECTV Latin America added a record 168,000 net subscribers in the fourth quarter of 2000, a 24% increase over the 136,000 acquired in the same period last year. In 2000--DIRECTV's best year ever in Latin America--the service added 501,000 net subscribers (57% greater than 1999), bringing the total number of subscribers in Latin America to 1,305,000 as of December 31, 2000.

      DIRECTV Latin America had an EBITDA loss of $43 million compared to a similar EBITDA loss of $42 million for the same period in 1999. The minimal change was primarily a result of the fact that the higher marketing costs associated with the record subscriber growth were mostly offset by the increased EBITDA generated by the larger subscriber base.

                               Satellite Services

      PanAmSat, which is 81% owned by HUGHES, generated fourth quarter 2000 revenues of $202.9 million compared with $206.0 million in the prior year's period. This decline is mostly due to customer conversions from operating lease agreements to new sales-type lease agreements in 2000.

      PanAmSat's fourth quarter 2000 EBITDA was $136.1 million compared to $152.9 million in last year's fourth quarter. EBITDA margin in the fourth quarter of 2000 was 67.1% compared to 74.2% in the same period last year. The decrease in EBITDA and EBITDA margin was primarily due to an increase in direct operating and selling, general and administrative (SG&A) costs resulting from the company's continued fleet expansion, and increased investment in the new NET-36 broadband Internet initiative.

      As of December 31, 2000, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $6.0 billion compared to approximately $5.8 billion in the third quarter of 2000. The increase was due primarily to new contracts with the MultiChoice direct-to-home platform in Southern Africa, HNS's DirecPC business, Digital Choice and the Lifetime Cable Network.

                                 Network Systems

      Hughes Network Systems' (HNS) fourth quarter 2000 revenues were $389.5 million, compared to $386.5 million in the same period last year.

      HNS had a fourth quarter 2000 EBITDA loss of $34.3 million, compared to an EBITDA loss of $237.2 million in the fourth quarter of 1999. The change was largely due to the effects of the $272 million fourth quarter of 1999 charge related to the discontinuation of certain HNS wireless businesses. Excluding this charge, HNS had EBITDA of $34.8 million in the fourth quarter of 1999. This decline in EBITDA is primarily attributable to the elimination of DIRECTV equipment subsidies from DIRECTV and increased investment in DirecPC.

      HNS ended 2000 with a backlog of more than $500 million in its Enterprise business, an increase of 24% over 1999. This increase was due primarily to the addition of contracts with customers including Albertsons, Jack in the Box, BP Amoco Pipeline, Donato's and Outback Steakhouse.

      In its Consumer businesses, HNS shipped 680,000 DIRECTV receiver systems in the fourth quarter of 2000, bringing its total number of receivers shipped to more than 6 million. In the fourth quarter of 1999, HNS shipped 715,000 DIRECTV receiver systems. This decline was due to the completion of the Primestar conversion process in the third quarter 2000. Also in the fourth quarter of 2000, DirecPC launched the AOL Plus Powered By DirecPC service, signed "Powered By" distribution agreements with Earthlink and DIRECTV, and began delivering its two-way via satellite Internet access equipment. As of December 31, 2000, DirecPC served more than 50,000 consumers in the United States.

                                  BALANCE SHEET

      From December 31, 1999 to December 31, 2000, the Company's consolidated cash balance increased $1,269.9 million to $1,508.1 million and total debt decreased $824.8 million to $1,316.6 million. The changes were principally due to the receipt of approximately $3.1 billion in after-tax proceeds from the sale of HUGHES' satellite manufacturing businesses to The Boeing Company partially offset by cash requirements for the year related to capital expenditures for property, plant, equipment and satellites, and reduction of corporate debt.

      HUGHES Electronics Corporation is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' fourth quarter 2000 earnings call will be available at the company's website at www.HUGHES.com. The call will begin at 2:00 p.m. ET, today. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the HUGHES website for at least one week. Hughes invites reporters to participate in a listen-only mode on its fourth quarter 2000 analyst call at 2 p.m. ET Tuesday, January 16, 2001. The dial-in number is 719-457-2634 and the confirmation code is 585273.

      NOTE: HUGHES Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by GM and HUGHES.

---------------------
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2) Equals reported Net Income (Loss) excluding the effects of purchase accounting adjustments related to General Motors' acquisition of HUGHES in 1985.



                                     ###




































                                      - 5 -


STATEMENT OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)
                                                    Three Months
                                                        Ended               Year
                                                     December 31,     Ended December 31,
                                                   -----------------  -------------------
                                                    2000      1999     2000       1999
-----------------------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and other services      $1,738.9 $1,403.8  $6,262.2   $4,550.8
Product sales                                        320.1    294.2   1,025.4    1,009.5
-----------------------------------------------------------------------------------------
Total Revenues                                     2,059.0  1,698.0   7,287.6    5,560.3
-----------------------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                776.9    664.6   2,812.8    2,039.0
Cost of products sold                                251.1    349.8     815.1      961.6
Selling, general and administrative expenses         877.2    856.6   3,065.7    2,295.3
Depreciation and amortization                        275.0    198.8     948.1      678.9
-----------------------------------------------------------------------------------------
Total Operating Costs and Expenses                 2,180.2  2,069.8   7,641.7    5,974.8
-----------------------------------------------------------------------------------------

Operating Loss                                      (121.2)  (371.8)   (354.1)    (414.5)

Interest income                                       34.0      6.2      49.3       27.0
Interest expense                                     (49.0)   (51.7)   (218.2)    (122.7)
Other, net                                             1.8    (53.5)   (292.6)    (149.8)
-----------------------------------------------------------------------------------------
Loss From Continuing Operations
  Before Income Taxes
  and Minority Interests                            (134.4)  (470.8)   (815.6)    (660.0)

Income tax benefit                                   (51.7)  (177.2)   (406.1)    (236.9)
Minority interests in net losses
  of subsidiaries                                     22.4      9.9      54.1       32.0
-----------------------------------------------------------------------------------------

Loss from continuing operations                      (60.3)  (283.7)   (355.4)    (391.1)

Income (Loss) from discontinued operations,
  net of taxes                                       (14.2)    51.9      36.1       99.8
Gain on sale of discontinued operations,
  net of taxes                                     1,132.3        -   1,132.3          -
-----------------------------------------------------------------------------------------

Net Income (Loss)                                  1,057.8   (231.8)    813.0     (291.3)

Adjustments to exclude the effect of GM purchase
  accounting adjustments                               1.0      5.1      16.9       21.0
-----------------------------------------------------------------------------------------

Earnings (Loss) Excluding the Effect of GM
  Purchase Accounting Adjustments                  1,058.8   (226.7)    829.9     (270.3)

Preferred stock dividends                            (24.1)   (24.6)    (97.0)     (50.9)
-----------------------------------------------------------------------------------------

Earnings (Loss) Used for Computation of Available
  Separate Consolidated Net Income (Loss)         $1,034.7  $(251.3)   $732.9    $(321.2)
=========================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
  Common Stock outstanding (in millions)
  (Numerator)                                        874.9    408.9     681.2      374.1
Average Class H dividend base (in millions)
  (Denominator)                                    1,298.7  1,290.3   1,297.0    1,255.5
Available Separate Consolidated Net Income (Loss)   $697.1   $(79.6)   $384.9     $(95.7)
=========================================================================================
Certain  1999  amounts  have  been   reclassified   to  conform  with  the  2000
presentation.


BALANCE SHEET
(Dollars in Millions)                             December 31,
                                                      2000        December 31,
ASSETS                                            (Unaudited)         1999
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                           $1,508.1          $238.2
Accounts and notes receivable                        1,253.0           960.9
Contracts in process                                   186.0           155.8
Inventories                                            338.0           236.1
Net assets of discontinued operations                      -         1,224.6
Deferred income taxes                                   89.9           254.3
Prepaid expenses and other                             778.7           788.1
-------------------------------------------------------------------------------
Total Current Assets                                 4,153.7         3,858.0
Satellites, net                                      4,230.0         3,907.3
Property, net                                        1,707.8         1,223.0
Net Investment in Sales-type Leases                    221.1           146.1
Intangible Assets, net                               7,151.3         7,406.0
Investments and Other Assets                         1,815.4         2,056.6
-------------------------------------------------------------------------------

Total Assets                                       $19,279.3       $18,597.0
===============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                    $1,224.2        $1,062.2
Deferred revenues                                      137.6           130.5
Short-term borrowings and current portion of            24.6           555.4
Accrued liabilities and other                        1,304.5           894.0
-------------------------------------------------------------------------------

Total Current Liabilities                            2,690.9         2,642.1
Long-Term Debt                                       1,292.0         1,586.0
Other Liabilities and Deferred Credits               1,647.3         1,454.2
Deferred Income Taxes                                  769.3           689.1
Commitments and Contingencies
Minority Interests                                     553.7           544.3
Stockholder's Equity                                12,326.1        11,681.3
-------------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity         $19,279.3       $18,597.0
===============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).



    SELECTED SEGMENT DATA
    (Dollars in Millions)
    (Unaudited)

                                       Three Months Ended                  Year
                                          December 31,              Ended December 31,
                                       ---------------------        --------------------
                                        2000         1999            2000        1999
    ------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------
    DIRECT-TO-HOME BROADCAST
    Total Revenues                   $ 1,520.5    $ 1,213.6      $ 5,238.0    $ 3,785.0
    EBITDA (1)                       $    16.4    $   (23.6)      $  (24.5)   $    22.4
    Operating Loss                   $  (147.0)   $  (131.4)      $ (557.9)   $  (289.6)
    Depreciation and Amortization    $   163.4    $   107.8       $  533.4    $   312.0
    Capital Expenditures (2)         $   264.4    $   263.5       $  913.5    $   516.9

    ------------------------------------------------------------------------------------
    SATELLITE SERVICES
    Total Revenues                   $   202.9    $   206.0      $ 1,023.6    $   810.6
    EBITDA (1)                       $   136.1    $   152.9       $  694.0    $   618.8
    EBITDA Margin (1)                     67.1%        74.2%          67.8%        76.3%
    Operating Profit                 $    37.5    $    79.4       $  356.6    $   338.3
    Operating Profit Margin               18.5%        38.5%          34.8%        41.7%
    Depreciation and Amortization    $    98.6    $    73.5       $  337.4    $   280.5
    Capital Expenditures (3)         $   131.9    $   133.4       $  449.5    $   956.4

    ------------------------------------------------------------------------------------
    NETWORK SYSTEMS
    Total Revenues                   $   389.5    $   386.5      $ 1,409.8    $ 1,384.7
    EBITDA (1)                       $   (34.3)   $  (237.2)      $    0.1    $  (156.7)
    Operating Loss                   $   (48.1)   $  (257.2)      $  (63.5)   $  (234.1)
    Depreciation and Amortization    $    13.8    $    20.0       $   63.6    $    77.4
    Capital Expenditures (4)         $   128.5    $    63.8       $  369.5    $   175.0

    ------------------------------------------------------------------------------------
    ELIMINATIONS and OTHER
    Total Revenues                   $   (53.9)   $  (108.1)      $ (383.8)   $  (420.0)
    EBITDA (1)                       $    35.6    $   (65.1)      $  (75.6)   $  (220.1)
    Operating Profit (Loss)          $    36.4    $   (62.6)      $  (89.3)   $  (229.1)
    Depreciation and Amortization    $    (0.8)   $    (2.5)      $   13.7    $     9.0
    Capital Expenditures             $   (14.1)   $    59.2       $  (16.4)   $    17.0

    ------------------------------------------------------------------------------------
    TOTAL
    Total Revenues                   $ 2,059.0    $ 1,698.0       $ 7,287.6   $ 5,560.3
    EBITDA (1)                       $   153.8    $  (173.0)      $  594.0    $   264.4
    EBITDA Margin (1)                      7.5%         N/A            8.2%         4.8%
    Operating Loss                   $  (121.2)   $  (371.8)      $ (354.1)   $  (414.5)
    Depreciation and Amortization    $   275.0    $   198.8       $  948.1    $   678.9
    Capital Expenditures             $   510.7    $   519.9       $ 1,716.1   $ 1,665.3

    ====================================================================================
    Certain  1999  amounts  have  been  reclassified  to  conform  with the 2000 presentation.

    (1)EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization.
       EBITDA margin is calculated by dividing EBITDA by total revenues.
    (2)Includes expenditures related to satellites amounting to $35.0 million, $46.9 million, $108.2 million and $136.0 million, respectively.
    (3)Includes expenditures related to satellites amounting to $105.6 million, $124.0 million, $364.4 million and $532.8 million, respectively. Also included in the 1999 amount is $369.5 million, related to the early buy-out of satellite sale-leasebacks.
    (4)Includes expenditures related to satellites amounting to $99.8 million, $44.9 million, $293.0 million and $119.8 million, respectively.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    January 16, 2001
        -----------------
                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)